Exhibit 99.1

BioDelivery Sciences to Consolidate Newark Operations

and Bioral Amphotericin B Development at Raleigh Headquarters

Advancement of BDSI’s lead Bioral product candidate in clinical development eliminates need for a separate laboratory

RALEIGH, N.C., September 2, 2009 - BioDelivery Sciences International, Inc. (Nasdaq: BDSI), today announced the consolidation of the company’s laboratory and other operations in Newark, New Jersey to the company’s headquarters in Raleigh, North Carolina. BDSI will vacate its Newark facility by September 30, 2009.

This action was based in part on the company’s determination that the need for the Newark facility (which had served principally as the company’s laboratory for the formulation development of Bioral Amphotericin B) was no longer necessary now that Bioral Amphotericin B is in clinical development in the U.S. Bioral Amphotericin B is BDSI’s lead product candidate utilizing the company’s licensed Bioral drug delivery technology.

As part of this transition, Dr. Raphael Mannino, BDSI’s Executive Vice President and Chief Scientific Officer, will step down as an officer of the company and all four employee positions in Newark will be eliminated, for an aggregate savings to BDSI of nearly $1 million per year. Dr. Mannino’s employment agreement with BDSI will be formally terminated effective September 30, 2009.

The company also announced that it is in discussions with Dr. Mannino to potentially sublicense to Dr. Mannino or his affiliates specific and limited applications of the Bioral technology to develop certain therapeutics. This agreement will not include Bioral Amphotericin B, the rights to which will remain exclusively with BDSI. The terms of such sublicense are subject to ongoing negotiation between the parties and review and approval by BDSI’s board of directors. Dr. Mannino is the inventor of Bioral technology. BDSI does not anticipate making any financial investment in any potential sublicense agreement with Dr. Mannino.

Dr. Mark Sirgo, President and Chief Scientific Officer of BDSI, stated, “We continue to believe in the value of the Bioral drug delivery platform and, in particular, the significant potential for Bioral Amphotericin B. We believe our actions announced today will allow us to capture and progress the most advanced potential Bioral application in a more cost effective manner.”

Regarding Dr. Mannino, Dr. Sirgo stated, “On behalf of our board of directors and management, I want to sincerely thank Dr. Mannino for the significant contributions he has made to BDSI as the inventor of the Bioral technology and a founder of BDSI’s predecessor in 1995, as well as in his capacity as a long time officer and former director of the company. We look forward to continuing our discussions with Dr. Mannino on a potential sublicense of certain Bioral applications, which would allow him to continue his dedication to the advancement of this technology and also allow BDSI and its stockholders to potentially participate in the benefits thereof in the future.”

About the Bioral Technology and Bioral Amphotericin B

The Bioral drug delivery technology is a novel process of drug encochleation (or encapsulation) to potentially facilitate oral dosing of drugs otherwise given only by intravenous administration. Bioral Amphotericin B is currently in development for the oral treatment of fungal infections such as esophageal candidiasis and parasitic diseases such as Leishmaniasis. BDSI announced promising Phase 1 clinical studies results for this product candidate in March 2009. BDSI licenses the Bioral technology from the University of Medicine and Dentistry, New Jersey and has third party vendors in place to manufacture clinical supplies of Bioral Amphotericin B.

About BioDelivery Sciences International

BioDelivery Sciences International, Inc. (NASDAQ:BDSI) is a specialty pharmaceutical company that is focused on developing innovative products to address growing market opportunities, including conditions such as pain. The company utilizes its owned and licensed patented drug delivery technologies to develop, partner, and commercialize new products using proven therapeutics. BDSI’s pain franchise currently consists of two products utilizing the Company’s patented BEMA buccal soluble film technology: ONSOLIS (fentanyl buccal soluble film) which was approved by FDA on July 16, 2009, for the management of breakthrough pain in patients with cancer, eighteen years of age and older, who are already receiving and who are tolerant to opioid therapy for their underlying persistent cancer pain, and BEMA Buprenorphine, a an analgesic in Phase 2 clinical development with at least one potential target indication for the treatment of moderate to severe pain. The company is working with its BEMA technology and its patented Bioral cochleate technology on products targeted at conditions common to oncology and surgical patients such as pain and infections. The company’s headquarters is located in Raleigh, North Carolina. For more information please visit www.biodeliverysciences.com.

BDSI®, BEMA® and Bioral® are registered trademarks, and ONSOLISTM is a trademark of BioDelivery Sciences International, Inc.

Cautionary Note on Forward-Looking Statements

This press release and the statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation, those relating to the Company’s licensing discussions with Dr. Mannino, may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Contacts

Donald Ellis

ICR

925-253-1240

donald.ellis@icrinc.com

Al Medwar

Vice President, Marketing and Corporate Development

BioDelivery Sciences International, Inc.

919-582-9050

amedwar@bdsinternational.com